[Letterhead of Dollar General Corporation]

October 12, 2005

Cal Turner, Jr.

610 Franklin Road

Brentwood, TN  37027

Re: Letter Agreement with Dollar General Corporation

Dear Mr. Turner:

You have indicated your intent to retire from the employ of Dollar General Corporation  (sometimes referred to as the “Company”) by resigning your position as Advisor to the Board of Directors of the Company. In recognition of your many years of service and your importance to Dollar General and in consideration of the promises and consideration described in this Letter Agreement, Dollar General will ensure or provide the following on your resignation from the Company:

1.

You will be named Honorary Chairman Emeritus of Dollar General.  This title will be an honorary title only and will carry with it no duties, rights, privileges, obligations or compensation.

2.

Before December 31, 2005, the Company will give you a one-time lump sum retirement payment of $1 million ($1,000,000).

3.

The Company will assume and you will assign your season tickets package to the Tennessee Titans home stadium football games, along with any rights, privileges or obligations you have in or to the stadium suite attendant to those tickets.  The Company will renew the term for that season ticket package at the first renewal date after the date of this Letter Agreement. For the next 5 football seasons (including the 2005 season, for which you will be reimbursed any costs you have already incurred), you will be given use of some or all (typically one-half) of the season tickets for at least eight games, at no charge to you and to use or give away as you see fit. You recognize and agree that, for business purposes and for one or more games each season, the Company will use all of the available tickets to a game. You and the Company will agree at or near the beginning of the season on the number of tickets and the games made available to you. If you and the Company cannot agree, the tickets will be split evenly, except the Company can choose one game for which it will use all of the tickets and you may choose one game for which you will use all of the tickets.

Cal Turner, Jr.

October 12, 2005

4.

The Company will transfer to you ownership of the Company car (2004 Audi A-8) that has been provided to you.

5.

The Company will make available to you use of the Company’s voicemail system for one year.  This use will only be for sending and receiving personal voice mail messages unrelated to the business of Dollar General. The telephone number assigned to you for this use will not be published generally on the Company phone list provided to the employees of Dollar General.

6.

The Company will reimburse you, up to $100,000, for costs and expenses you have incurred in legal fees and/or consulting fees in connection with the negotiation and preparation of this Letter Agreement.

7.

You will be provided a gross up on the payments, compensation and other benefits referenced in this Letter Agreement to cover any federal income taxes and payroll tax withholdings resulting from such payment, compensation or other benefit.

8.

Recognizing the importance to you of adult and family literacy programs in the United States, particularly among the Company’s customers, the Company commits to continue its support of such programs and, as it is able based on business results and the best interests of its shareholders, customers and employees, to work to increase and enhance that support in the coming years.

9.

You and your family will be entitled to remove any personal possessions, including without limitation pieces of art, mementos, and furniture, belonging to you or your family that are still located at the Dollar General offices in Goodlettsville, Tennessee or Scottsville, Kentucky.  However, in recognition of your family’s contribution to Dollar General, your father’s office in Scottsville, Kentucky shall remain intact indefinitely (excluding any items removed by you under the terms of the preceding sentence) in honor and remembrance of him.

In consideration of the above, after your retirement, you agree to assume responsibility, for at least a three-year term, as Chairman of the Board and President of the Dollar General Literacy Foundation, a non-profit, public benefit, charitable organization, committed to increasing the functional literacy of adults, families and children by providing grants to other non-profit organizations committed to the advancement of literacy. As Chairman and President of the Foundation, you agree to perform the normal duties associated with such a position and to conduct the business of the Foundation in good faith, in compliance with the terms of its charter and by-laws and in a manner likely to enhance its mission. The Company will provide you an office and necessary administrative support for this position.

Cal Turner, Jr.

October 12, 2005

You agree that, for three years following your resignation from Dollar General, you will not serve as employee, advisor, principal, officer, director, contractor or consultant (or any similar position) to a business competitor of Dollar General whereby you are required to perform services on behalf of or for the benefit of such competitor. A business competitor of Dollar General is any business, individual or undertaking that is engaged, or seeks to be engaged, wholly or in material part, in the business in which the Company is engaged (i.e., the deep discount consumable basics retail business), including but not limited to such other similar businesses as Wal-Mart, Family Dollar Stores, Fred’s, the 99 Cents Stores and Dollar Tree Stores.

Also in consideration of the above, you voluntarily and irrevocably waive and release all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which you may have against the Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys, arising from or relating to (directly or indirectly) your employment with or your retirement from the Company or any other events that have occurred as of the date of execution of this LetterAgreement, including but not limited to claims arising under the Age Discrimination in Employment Act. In consideration of your promises and commitments herein, the Company voluntarily and irrevocably waives and releases all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which the Company may have against you arising from events that have occurred as of the date of execution of this Letter Agreement.

If you agree with the terms and conditions of this Letter Agreement, please signify that agreement by signing below.  You may take up to twenty-one days to consider whether to sign this Letter Agreement. Once you have signed the Agreement, you will have seven days within which to revoke your agreement to be bound by its terms.  If you choose to do so, your written revocation should be sent to me at the Company’s Mission Ridge address. You are advised to consult with your attorney before signing the Agreement.

Thank you for your service and loyalty to Dollar General Corporation and for your remarkable vision.

Cal Turner, Jr.

October 12, 2005

Sincerely,

/s/ David A. Perdue

David Perdue

Chairman and CEO

Dollar General Corporation

By signing below, I agree to the terms and conditions contained in this Letter Agreement. Please let my signature below serve as my formal resignation from the employ of Dollar General Corporation as Advisor to the Board, effective the  31st day of October, 2005.

/s/ Cal Turner, Jr.

October 14, 2005

Cal Turner, Jr.